Exhibit 99.1
12-MONTH RESULTS FROM DENALI STUDY EVALUATING VERTEPORFIN PDT
(VISUDYNE®) COMBINATION THERAPY

For Immediate Release	June 15, 2010
VANCOUVER, CANADA—QLT Inc. (NASDAQ: QLTI; TSX: QLT) today announced that final results from the Novartis-sponsored Phase IIIb DENALI study were presented on June 8, 2010 during the World Ophthalmology Congress in Berlin. DENALI was a 24-month randomized, double-masked, multicenter trial in patients with subfoveal choroidal neovascularization secondary to wet age-related macular degeneration (all lesion types). The purpose of the study was to evaluate if Visudyne® (verteporfin PDT; Novartis Pharma AG, QLT Inc.) (either reduced- or standard-fluence) combined with Lucentis® (ranibizumab; Novartis Pharma AG, Genentech Inc.) was not inferior (with a non-inferiority margin of seven letters) to monthly Lucentis monotherapy with respect to the mean change from baseline in visual acuity (VA) and to evaluate the proportion of patients with a Lucentis treatment-free interval of at least three months duration after Month 2 until Month 11.
Twelve-month results of the DENALI study show that combining Visudyne with Lucentis with three Lucentis loading doses followed by additional injections on a monthly as-needed basis can improve visual acuity at Month 12 in patients with subfoveal choroidal neovascularization (CNV) secondary to wet age-related macular degeneration (wet AMD). At Month 12, patients in the standard fluence combination group gained on average 5.3 letters from baseline and patients in the reduced fluence combination group gained on average 4.4 letters. Patients in the Lucentis monthly monotherapy group gained on average 8.1 letters at Month 12. DENALI did not demonstrate non-inferior visual acuity gain for Visudyne combination therapy compared with Lucentis monthly monotherapy.
Most patients in the Visudyne combination groups (93% for standard fluence and 84% for reduced fluence) had a Lucentis treatment-free interval of at least three months during the study. On average, patients in the combination groups required 2.2 (standard fluence), 2.8 (reduced fluence) additional Lucentis injections after the mandatory three loading doses. This compared to an average of 7.6 additional injections in the Lucentis monthly monotherapy group. There were no unexpected safety findings, and both combination therapy and Lucentis monotherapy were well tolerated.
“This study adds support that Visudyne combination therapy can improve visual outcomes and may provide a treatment alternative that has the potential to reduce the treatment burden for patients with wet AMD,” said Bob Butchofsky, President and Chief Executive Officer of QLT.
“We are heartened by these results and look forward to better understanding what this data might mean for patients clinically, especially with respect to current treatment patterns,” said Dipak Panigrahi, MD, Chief Medical Officer of QLT.

About DENALI Phase IIIb Study
DENALI is the North American study of the Novartis-sponsored SUMMIT clinical trial program which investigated the efficacy and safety of combining Visudyne and Lucentis. SUMMIT also included the MONT BLANC study in Europe and the EVEREST study in Asia. The DENALI study was a Phase IIIb, multicenter, randomized, double-masked study comparing standard-fluence (SF) and reduced-fluence (RF) Visudyne-Lucentis combination therapies to monthly Lucentis monotherapy in 321 subjects with CNV secondary to wet AMD. Subjects were randomly assigned to one of three treatment groups: (1) SF Visudyne (600 mW/cm2 for 83 seconds to deliver 50 J/cm2) and intravitreal Lucentis (0.5 mg) combination therapy, (2) RF Visudyne (300 mW/cm2 for 83 seconds to deliver 25 J/cm2) and intravitreal Lucentis (0.5 mg) combination therapy, or (3) monthly Lucentis monotherapy (0.5 mg). Patients assigned to Visudyne combination therapy were administered Lucentis on Day 1 and Months 1 and 2. Thereafter, Lucentis was administered as needed, based on prospectively defined retreatment criteria, at 1-month intervals to Month 11. Patients who did not need Lucentis treatment at monthly follow-up visits were administered Lucentis sham intravitreal injections to maintain masking. Patients were administered Visudyne with either SF or RF on Day 1 and then at intervals of 90 days as needed from Month 3 to Month 11. Patients assigned to Lucentis monotherapy received Lucentis on Day 1 and monthly thereafter through the Month 11 visit. Patients assigned to Lucentis monotherapy were also administered Visudyne sham on Day 1 and then at intervals of 90 days as needed from Month 3 to Month 11 to maintain masking. Patients were evaluated for VA, anatomical changes and safety at every monthly visit, and the need for retreatment was assessed at monthly visits from Month 3 to Month 11. Re-treatment was based on assessment of central retinal thickness (CRT) (increase of ≥100 µm), presence of subretinal fluid, presence of cysts, or increase in PED thickness (≥100 µm) as assessed by optical coherence tomography (OCT), presence of new subretinal hemorrhage as assessed by ophthalmoscopic examination, presence of CNV leakage as assessed by fluorescein angiography (FA) and decreases in VA of >5 letters as assessed by an Early Treatment Diabetic Retinopathy Study (ETDRS) chart. Combination therapy for AMD has not been reviewed or approved for marketing by regulatory agencies. The study duration was originally planned to be 24 months with the primary analysis when all subjects completed 12 months of follow-up; the study was subsequently amended to end after all subjects completed 12 months of follow-up. At baseline, mean VA letter score was 54 to 55 across treatment groups.
About Visudyne
Visudyne therapy is a two-step procedure involving the intravenous administration of the drug into the patient’s arm. A non-thermal laser light is then shone into the patient’s eye to activate the drug. This produces a reaction that closes the abnormal leaky vessels, resulting in a stabilization of the corresponding vision loss.
Visudyne is approved worldwide for the treatment of a form of wet AMD, the leading cause of legal blindness in people over the age of 50, and has been used in more than two million treatments worldwide. Visudyne is commercially available in more than 80 countries for the treatment of predominantly classic subfoveal CNV. In addition, over 60 countries have approved Visudyne to treat one or more other macular neovascular conditions such as minimally classic and occult with no classic AMD lesions, pathologic myopia and presumed ocular histoplasmosis.
Visudyne is generally well tolerated and has a well established safety profile. The most commonly reported side effects include injection site reactions and visual disturbances. In addition, some patients experienced back pain, usually during the infusion. Using the approved light dose of 50 J/cm2 between 1% and 5% of patients experienced a substantial decrease in vision in the first 7 days with partial recovery in some patients. Recent studies suggest that halving the light dose/fluence by halving the fluence rate may lower the incidence of visual disturbances with possibly better visual outcomes than the standard light dose used in this study. After treatment, patients should avoid direct sunlight for five days to prevent sunburn. People with porphyria should not be treated with Visudyne.

About QLT
QLT Inc. is a biotechnology company dedicated to the development and commercialization of innovative therapies for the eye. We are focused on our commercial product Visudyne® for the treatment of wet-AMD, developing drugs to be delivered in our proprietary punctal plug delivery system, as well as developing our synthetic retinoid program for the treatment of certain inherited retinal diseases. For more information, visit our website at www.qltinc.com.
QLT Inc. Media Contact
Vancouver, Canada
Karen Peterson
Telephone: 604-707-7000 or 1-800-663-5486
kpeterson@qltinc.com
The Trout Group Investor Relations Contact:
New York, USA
Christine Yang
Telephone: 646-378-2929
cyang@troutgroup.com
Or
Boston, Massachusetts, USA
Tricia Swanson
Telephone: 617-583-1306
tswanson@troutgroup.com
Lucentis® is a registered trademark of Genentech, Inc.
Visudyne® is a registered trademark of Novartis AG.
QLT Inc. is listed on The NASDAQ Stock Market under the trading symbol “QLTI” and on the Toronto Stock Exchange under the trading symbol “QLT.”
Certain statements in this press release constitute “forward-looking statements” of QLT within the meaning of the Private Securities Litigation Reform Act of 1995 and constitute “forward-looking information” within the meaning of applicable Canadian securities laws. Forward looking statements include, but are not limited to: our statements concerning the potential of Visudyne therapy and Visudyne combination therapy; our statement that Visudyne combination therapy may improve visual outcomes and may provide a treatment alternative that has the potential to reduce the treatment burden for patients with wet AMD; any future expectations concerning Visudyne-Lucentis combination therapy; and statements which contain language such as: “assuming,” “prospects,” “future,” “projects,” “believes,” “expects” and “outlook.” Forward-looking statements are predictions only which involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from those expressed in such statements. Many such risks, uncertainties and other factors are taken into account as part of our assumptions underlying these forward-looking statements and include, among others, the following: the Company’s future operating results are uncertain and likely to fluctuate; uncertainties relating to the timing and results of the clinical development and commercialization of our products and technologies (including, but not limited to, Visudyne, our punctal plug technology and our synthetic retinoid program); outcomes for our clinical trials of our programs (including, but not limited to, Visudyne, our punctal plug technology and our synthetic retinoid program) may not be favorable or may be less favorable than interim results and/or previous trials; there may be varying interpretations of data produced by clinical trials; uncertainties relating to the associated costs of our programs; the timing, expense and uncertainty associated with the regulatory approval process for products; uncertainties regarding the impact of competitive products and pricing; risks and uncertainties associated with the safety and effectiveness of our technology and products, including our synthetic retinoid product; risks and uncertainties related to the scope, validity, and enforceability of our intellectual property rights and the impact of patents and other intellectual property of third parties; and general economic conditions and other factors described in detail in QLT’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other filings with the U.S. Securities and Exchange Commission and Canadian securities regulatory authorities. Forward looking statements are based on the current expectations of QLT and QLT does not assume any obligation to update such information to reflect later events or developments except as required by law.